Exhibit 5.1

October 24, 2012

Copano Energy, L.L.C.

1200 Smith Street, Suite 2300

Houston, Texas  77002

Ladies and Gentlemen:

We have acted as counsel for Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of up to 6,900,000 common units representing limited liability company interests in the Company (the “Units”) pursuant to that certain Underwriting Agreement, dated October 19, 2012 (the “Underwriting Agreement”), relating to the offering and sale of the Units by and among the Company and the several underwriters named therein (the “Underwriters”).

In connection with the rendering of the opinions set forth below, we have examined (i) the registration statement on Form S-3 (File No. 333-184485) with respect to the Units being sold by the Company (the “Registration Statement”); (ii) the prospectus dated October 18, 2012 (the “Base Prospectus”) included in the Registration Statement; (iii) the prospectus supplement to the Base Prospectus dated October 19, 2012 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (iv) the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 20, 2010, as amended; (v) the Underwriting Agreement; (vi) resolutions of the Board of Directors of the Company dated October 16, 2012 and resolutions of the pricing committee thereof dated October 18, 2012; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.  In addition, we reviewed such questions of law as we considered appropriate.

In connection with this opinion, we have assumed that all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with terms of the Underwriting Agreement, then the Units will be validly issued, fully paid and non-assessable, except as described in the Prospectus.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the Delaware Limited Liability Company Act (including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.